EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form 10-K of Camber Energy, Inc. (the “Company”) with respect to the information from our firm's reserves report dated February 9, 2024, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

March 25, 2024